UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 21, 2019

Lightwave Logic, Inc.
(Exact name of registrant as specified in its charter)

Nevada	0-52567	82-049-7368
(State or other jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

369 Inverness Parkway, Suite 350, Englewood, CO	80112
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (720) 340-4949

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On January 21, 2019, Lightwave Logic, Inc. (the “Company”) signed a $25 million purchase agreement (the “Purchase Agreement”) with Lincoln Park Capital Fund, LLC (“LPC”), an Illinois limited liability company. The Company also entered into a registration rights agreement (the “RRA”) with LPC whereby the Company agreed to file a registration statement related to the transaction with the U.S. Securities and Exchange Commission (“SEC”) covering the shares of the Company’s common stock that may be issued to LPC under the Purchase Agreement.

After the SEC has declared the registration statement related to the transaction effective, we have the right, in our sole discretion, over a 36-month period to sell shares of common stock to LPC in amounts up to 125,000 shares per regular sale, which may be increased to up to 200,000 shares depending on certain conditions as set forth in the Purchase Agreement (and subject to adjustment for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction as provided in the Purchase Agreement), up to the aggregate commitment of $25 million (“Regular Purchases”). In addition to Regular Purchases and subject to the terms and conditions of the Purchase Agreement, the Company in its sole discretion may direct LPC on each purchase date to make “accelerated purchases” and “additional accelerated purchases” on the following business day as provided in Purchase Agreement. However, in no event may the Company sell any amount of shares that would result in LPC beneficially owning more than 4.99% of the Company’s common stock.

There are no upper limits on the per share price LPC may pay to purchase our common stock, however the Company may not sell more than $500,000 in shares of common stock to LPC per Regular Purchase. The purchase price of the shares related to the $25 million of future funding will be based on the prevailing market prices of the Company’s shares without any fixed discount. Furthermore, the Company controls the timing and amount of any future sales, if any, of shares of common stock to LPC.

The Purchase Agreement contains customary representations, warranties, covenants, closing conditions and indemnification and termination provisions by, among and for the benefit of the parties. Additionally, LPC has agreed not to cause or engage in any manner whatsoever, any direct or indirect short selling or hedging of the Company’s shares of common stock, and the Company has agreed not to enter into any “variable rate” transactions with any third party for the 36-month period following the execution of the Purchase Agreement.

In consideration for entering into the $25 million agreement, we issued to LPC 350,000 shares of our common stock as a commitment fee and shall issue up to 812,500 shares pro rata, when and if LPC purchases, at the Company’s sole discretion, the $25 million aggregate commitment. The Purchase Agreement may be terminated by us at any time at our discretion without any cost to us. The proceeds received by the Company under the Purchase Agreement may be used for any corporate purpose at the sole discretion of the Company.

The foregoing description of the Purchase Agreement and the RRA are qualified in their entirety by reference to the full text of the Purchase Agreement and the RRA, a copy of each of which is attached hereto as Exhibits 10.1 and 10.2, respectively, and each of which is incorporated herein in its entirety by reference.

Item 3.02 Unregistered Sales of Equity Securities.

The information contained above in Item 1.01 is hereby incorporated by reference into this Item 3.02.

Item 8.01 Other Events

On January 22, 2019, the Company issued a press release announcing the transaction with LPC (the “Press Release”).  The Press Release is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

(a)

 Not applicable.

(b)

 Not applicable.

(c)

 Not applicable.

(d)

 Exhibits:

EXHIBIT NO.	DESCRIPTION	LOCATION
10.1	Purchase Agreement, dated as of January 21, 2019, by and between the Company and Lincoln Park Capital Fund, LLC	Attached hereto
10.2	Registration Rights Agreement, dated as of January 21, 2019, by and between the Company and Lincoln Park Capital Fund, LLC	Attached hereto
99.1	Press Release, dated January 22, 2019	Attached hereto

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 22, 2019

LIGHTWAVE LOGIC, INC.

By:	/s/ James S. Marcelli
Name:	James S. Marcelli
Title:	President and Chief Operating Officer